Exhibit 16.1

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954

Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA.,LL., B.,
CPA (Practising)

February 18, 2011

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: China Digital Ventures Corporation

Dear Sirs/Madams:

We have read the statements that we understand China Digital Ventures Corporation will include under Item 4.01 of the Form 8-K report, dated February 18, 2011, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ Albert Wong & Co.
Albert Wong & Co.
Certifed Public Accountants